Editas Medicine Announces First Quarter 2026 Results and Business Updates

EDIT-401, which demonstrated >90% mean LDL-C reduction in preclinical studies, on track to achieve early human proof-of-concept data by year-end 2026

Company to present new EDIT-401 preclinical data at upcoming scientific meetings, including data showing significant reductions in Lp(a) and ApoB in non-human primates at the 94th EAS Congress

U.S. Patent and Trademark Office reaffirmed prior decision in favor of the Broad Institute in CRISPR/Cas9 interference

CAMBRIDGE, Mass., May 5, 2026 – Editas Medicine, Inc. (Nasdaq: EDIT), a pioneering gene editing company focused on developing transformative medicines for serious diseases, today reported financial results for the first quarter 2026 and provided business updates.

“In the first quarter, we continued to advance EDIT-401, a potentially transformative in vivo gene editing medicine designed to treat hyperlipidemia, toward the clinic,” said Gilmore O’Neill, M.B., M.M.Sc., President and Chief Executive Officer of Editas Medicine. “We are highly encouraged by our recent preclinical safety and efficacy data, including emerging data from our GLP toxicology study, as well as data demonstrating EDIT-401’s ability to reduce multiple independent risk factors for atherosclerotic cardiovascular disease, including LDL-C, Lp(a), and ApoB, in non-human primates. Based on these data, we believe EDIT-401 has a potential best-in-class profile as a one-time treatment for hyperlipidemia, and we remain on track to initiate a first-in-human study with early human proof-of-concept data by year end.”

Upcoming Data Presentations

American Society of Gene and Cell Therapy (ASGCT) 29th Annual Meeting, May 11-15
•Preclinical Development of EDIT-401, a Durable In Vivo CRISPR Gene Editing Therapy That Upregulates LDLR Protein to Lower LDL-C
•Pharmacokinetics and Pharmacodynamics of EDIT-401(mu), an In Vivo Gene Editing Therapy for Lowering LDL-C in Mice
•In vivo CRISPR-based Disruption of an Important Gene Repressor Element Upregulates a Compensatory Protein to Normalize Disease-Associated Biomarkers in a Knockout Mouse Disease Model

TIDES USA 2025: Oligonucleotide & Peptide Therapeutics, May 11-14
•Transformative LDL Cholesterol Lowering In Vivo CRISPR Gene Editing Approach for Hyperlipidemia and Atherosclerotic Cardiovascular Disease

94th European Atherosclerosis Society (EAS) Congress, May 24-27
•A Transformative In Vivo CRISPR Gene Editing Medicine Upregulates LDLR and Meaningfully Reduces LDL-C in Non-Human Primates

2026 National Lipid Association (NLA) Sessions, June 11-14
•A Transformative In Vivo CRISPR Gene Editing Medicine Leads to Upregulation of LDLR and Robust Reduction of Two Independent ASCVD Risk Factors, LDL-C and Lp(a), in Preclinical Studies

EDIT-401
•Editas continues to advance preclinical studies for its lead in vivo development candidate, EDIT-401, including the Good Laboratory Practice (GLP) toxicology study in non-human primates to support advancement into a first-in-human clinical trial.
•The Company is preparing to initiate a first-in-human clinical trial of EDIT-401 in patients with Heterozygous Familial Hypercholesterolemia (HeFH) later this year, and expects to have early human proof-of-concept data by the end of 2026.
•Editas plans to complete enrolling the dose-finding portion of the first-in-human clinical trial of EDIT-401 with topline data results available in 2027.

Intellectual Property
•On March 26, the U.S. Patent and Trademark Office reaffirmed the Patent Trial and Appeal Board’s (PTAB’s) previous decision favoring the Broad Institute in the U.S. patent interference involving specific patents exclusively licensed to Editas Medicine for CRISPR/Cas9 editing in human cells between the University of California, the University of Vienna, and Emmanuelle Charpentier (collectively, CVC) and the Broad Institute, Massachusetts Institute of Technology, and Harvard University (collectively, Broad).
•This action by the PTAB is its third favorable decision determining that Broad was the first to invent the use of CRISPR/Cas9 for gene editing in eukaryotic cells, including human cells. CVC retains the right to appeal the decision.

Upcoming Events

Editas Medicine plans to participate in the following investor event:

•2026 Jefferies Global Healthcare Conference
Format: Presentation
Date: June 4, 2026
Time: 4:20 p.m. ET
New York, NY

To access a live webcast of the investor presentation, please visit the “Investors” section of the Company’s website at www.editasmedicine.com. An archived replay will be available for approximately 30 days following the event.
First Quarter 2026 Financial Results
Cash and cash equivalents as of March 31, 2026, were $123.6 million compared to $146.6 million as of December 31, 2025. The Company expects that the existing cash and cash equivalents will enable the Company to fund its operating expenses and capital expenditure requirements into the third quarter of 2027.
First Quarter 2026
•For the three months ended March 31, 2026, net loss attributable to common stockholders was $25.0 million, or $0.26 per share, compared to net loss of $76.1 million, or $0.92 per share, for the same period in 2025.
•Collaboration and other research and development revenues decreased to $2.8 million for the three months ended March 31, 2026, compared to $4.7 million for the same period in 2025. The decrease is primarily attributable to the recognition of the remaining deferred revenue upon conclusion of a collaboration agreement with a strategic partner in 2025.

•Research and development expenses decreased by $9.0 million to $17.6 million for the three months ended March 31, 2026, compared to $26.6 million for the same period in 2025. The decrease is primarily related to reduced headcount (the “Reduction”) and decreased clinical and manufacturing costs related to discontinuation of the clinical development of the Company’s reni-cel program (the “Discontinuation”) initiated in December 2024 and ongoing throughout 2025, partially offset by costs attributable to in vivo research and discovery in 2026 and increased sublicense and license fees.

•General and administrative expenses decreased by $3.1 million to $10.2 million for the three months ended March 31, 2026, compared to $13.4 million for the same period in 2025. The decrease is primarily attributable to a reduction in employee-related expenses related to the Reduction, as well as reduced professional services in connection with the discontinuation of the clinical development of the Company’s reni-cel program initiated in December 2024 and ongoing throughout 2025.
•For the three months ended March 31, 2026, the Company recorded no restructuring and impairment charges compared to $40.9 million for the same period in 2025. The restructuring and impairment charges for the three months ended March 31, 2025 were primarily attributable to reni-cel related contract costs, accelerated expense recognized due to changes in useful life estimates for leasehold improvements, software, and a right-of-use asset, and impairment charges related to the sale of certain assets, resulting from the actions associated with the Discontinuation and the Reduction.

About Heterozygous Familial Hypercholesterolemia (HeFH)
Heterozygous Familial Hypercholesterolemia (HeFH) is an inherited genetic disorder that leads to significantly elevated LDL‑cholesterol levels from an early age. Individuals with HeFH are at high risk of heart disease, heart attack, or stroke if the condition is not identified and treated early. An estimated 1.2 million people in the United States are living with HeFH, though many remain undiagnosed. Elevated LDL-C, also known as hyperlipidemia, is a highly prevalent disease affecting over 70 million patients in the United States alone. Substantial unmet need exists across multiple at-risk segments of patients with hyperlipidemia, including the HeFH population.

About Editas Medicine
As a pioneering gene editing company, Editas Medicine is focused on translating the power and potential of the CRISPR genome editing systems into a robust pipeline of transformative in vivo medicines for people living with serious diseases around the world. Editas Medicine aims to discover, develop, manufacture, and commercialize durable, precision in vivo gene editing medicines for a broad class of diseases. Editas Medicine is the exclusive licensee of Broad Institute’s Cas12a patent estate and Broad Institute and Harvard University’s Cas9 patent estates for human medicines. For the latest information and scientific presentations, please visit www.editasmedicine.com.

Forward-Looking Statements
This press release contains forward-looking statements and information within the meaning of The Private Securities Litigation Reform Act of 1995. The words ‘‘anticipate,’’ ‘‘believe,’’ ‘‘continue,’’ ‘‘could,’’ ‘‘estimate,’’ ‘‘expect,’’ ‘‘intend,’’ ‘‘may,’’ ‘‘plan,’’ ‘‘potential,’’ ‘‘predict,’’ ‘‘project,’’ ‘‘target,’’ ‘‘should,’’ ‘‘would,’’ and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements in this press release include statements regarding the initiation, timing, progress and results of the Company’s preclinical studies and planned clinical trials, including the Company’s expectation to initiate a first-in-human clinical trial of EDIT-401 later this year, achieve early human proof-of-concept data for EDIT-401 by year-end 2026, and complete enrolling the dose-finding portion of the EDIT-401 clinical trial with topline data results available in 2027; the timing for the Company’s receipt and presentation of data from its preclinical studies; the potential of, and expectations for, EDIT-401 and the Company’s other future in vivo product candidates; the timing or likelihood of regulatory submissions and approvals; and the Company’s expectations regarding its cash runway. The Company may not actually achieve the plans, intentions, or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various important factors, including: uncertainties inherent in the initiation, timing, progress, and results of preclinical studies and clinical trials; uncertainty regarding availability and timing of results from preclinical studies and clinical trials; uncertainties relating to planned regulatory submissions to initiate clinical trials, including that results of preclinical studies will warrant such submissions or that regulatory agencies may require additional preclinical studies, that regulatory submissions shall occur on the expected timelines and that regulatory authorities will provide clearance for trials to be initiated; and that the Company will not be able to raise funding sufficient for its foreseeable and unforeseeable operating expenses and capital expenditure requirements. These and other risks are described in greater detail under the caption “Risk Factors” included in the Company’s most recent Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission, as updated by the Company’s subsequent filings with the Securities and Exchange Commission, and in other filings that the Company may make with the Securities and Exchange Commission in the future. Any forward-looking statements contained in this press release represent the Company’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Except as required by law, the Company explicitly disclaims any obligation to update any forward-looking statements.

This press release contains hyperlinks to information that is not deemed to be incorporated by reference in this press release.

EDITAS MEDICINE, INC.
Consolidated Statement of Operations
(amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended March 31,
	2026	2025
Collaboration and other research and development revenues	$2,831	$4,658
Operating expenses:
Research and development	17,600	26,593
General and administrative	10,234	13,375
Restructuring and impairment charges	—	40,853
Total operating expenses	27,834	80,821
Operating loss	(25,003)	(76,163)
Other income, net:
Interest expense related to sale of future revenues	(1,072)	(2,216)
Interest income, net	1,206	2,716
Other expense, net	(113)	(425)
Total other income, net	21	75
Net loss	$(24,982)	$(76,088)
Net loss per share, basic and diluted	$(0.26)	$(0.92)
Weighted-average common shares outstanding, basic and diluted	97,879,343	83,055,066

EDITAS MEDICINE, INC.
Selected Consolidated Balance Sheet Items
(amounts in thousands)
(Unaudited)

	March 31,	December 31,
	2026	2025
Cash and cash equivalents	$123,648	$146,645
Working capital	88,287	117,649
Total assets	149,338	186,534
Deferred revenue, net of current portion	44,509	44,509
Total stockholders' equity	4,408	27,288
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